EXHIBIT 10.35

            ADMINISTRATIVE SERVICES AND TECHNOLOGY SHARING AGREEMENT

         This Administrative Services and Technology Sharing Agreement (the "Agreement") is effective as of January 27, 2000 (the "Effective Date") by and between OPENCLOSE.COM, INC., a Florida corporation (the "Client"), and MORTGAGE.COM, INC., a Florida corporation ("MDCM").

                               FACTUAL BACKGROUND

                  A. The Client is a newly-formed, majority-owned subsidiary of MDCM. MDCM's Openclose Division has developed, in cooperation with Fannie Mae, a Web site whereby participating mortgage lenders, brokers and vendors can exchange lender product and pricing information, automated underwriting data and borrower application information in a neutral environment. This Web site, http://www.openclose.com/ (the "Openclose Web Site") is designed to expand the availability of important and useful underwriting information, which results in faster transactions, cost savings for borrowers, brokers, and lenders by eliminating unnecessary paperwork, and improved communications between lenders and brokers. MDCM has transferred a co-ownership interest in the Openclose Web Site to the Client. The Client also provides custom versions of the Openclose Web Site to mortgage lenders and brokers for use in their own names ("Private Label").

                  B. The Client believes that it may be more efficient to "outsource" certain administrative, management and technology support related functions, thereby providing the Client with access to higher quality and more sophisticated level of support at a lower cost because of the ability to "share" the cost with other customers of the "outsource" provider. Of course, the Client, desiring to be a stand-alone business, will retain other administrative and management functions "in-house" where it is necessary for the "core business" and is more cost effective or is otherwise more desirable.

                  C. The Client desires to have access to and the use of certain assets of which MDCM is the owner or licensee.

                  D. The Client also desires to engage MDCM to perform certain technology services including Web hosting and source code development services.

         NOW, THEREFORE, the parties hereto agree as follows:

         1.       MANAGEMENT AND TECHNOLOGY SERVICES.

                  (a) ENGAGEMENT. The Client hereby engages MDCM to provide the following services:

                           (i) FINANCIAL AND ACCOUNTING MATTERS. MDCM shall
                  maintain Client's general ledger, accounts receivable and accounts payable records, and fixed asset records and provide billing and collection services. MDCM shall also


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                  prepare or cause to be prepared Client's federal, state and local tax returns, and financial statements. MDCM shall also provide, or cause to be provided, to Client payroll services, including assistance with regulatory compliance matters. MDCM shall maintain all past accounting, tax and payroll records until such time as such records shall be disposed of in accordance with applicable legal requirements and MDCM's normal record disposal policies.

                           (ii) INSURANCE MATTERS. MDCM shall provide or cause
                  to be provided to Client insurance with the coverage, insurers, and maximum deductibles set forth on SCHEDULE 1(a)(ii). All such insurance policies shall add Client as an additional named insured and such insurers shall be required to provide Client with no less than 5 days prior written notice of any change or cancellation of any such insurance. In the event of any such potential change which may have a materially adverse affect on the Client, or in the event of potential cancellation, Client shall be entitled to secure replacement insurance at its own cost.

                           (iii) EMPLOYEE BENEFITS MATTERS. MDCM shall provide
                  or cause to be provided administrative services necessary to the provision and maintenance of customary employee benefits, including without limitation the Client's 401(k) Plan, medical, dental, vision, and life insurance programs, and stock option plan, and to the extent feasible, will permit the employees of the Client to participate in MDCM's 401(k), insurance and stock option plans.

                           (iv) LEGAL SERVICES. MDCM shall provide Client with
                  all legal services reasonably requested by Client which MDCM in-house counsel currently provides to MDCM in the ordinary course of business.

                           (v) FACILITIES MANAGEMENT SERVICES. As to the office
                  space described in Section 5, MDCM shall provide Client with all facilities management services that MDCM currently provides in the standard course of business in office space occupied by MDCM. MDCM shall provide Client with the use of computer equipment currently used in the Openclose Business.

                           (vi) IT SERVICES. MDCM shall provide certain general
                  information technology services and infrastructure including assistance with, installation, and maintenance of telephonic and computer equipment. As to the office space described in
                  Section 5, MDCM shall also provide Client with the use of MDCM's existing and future telephone automatic call distribution networks and systems and email systems. MDCM shall provide such technical support and maintenance as Client reasonably requests for Client and its clients and licensees for the Software (as defined in the License Agreement) and the Openclose Code. Client will not be charged for revisions or updates provided under the License Agreement.

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                           (vii) WEB HOSTING AND MAINTENANCE OF OPENCLOSE WEB
                  SITE. MDCM will provide Web hosting services for the Openclose Web Site pursuant to the Web Hosting Agreement attached as EXHIBIT A. In consideration of hosting the Openclose Web Site, Client shall pay to MDCM $5,000 per month, or such other amount negotiated from time to time and stated in the Web Hosting Agreement, commencing with the month following the last month of a three-consecutive-month period in which Client has positive net income, as reflected on the monthly financial statements prepared by or for Client.

                           (viii) WEB HOSTING OF PRIVATE LABEL SITES. MDCM will
                  provide Web hosting services for Client's Private Label Web sites for the following costs and charges: (i) for Private Label Web sites provided to brokers under the Countrywide Agreement, Client shall pay MDCM $20 per month per Private Label Web site and (ii) for all other Private Label Web sites, Client shall pay to MDCM monthly an amount equal to 10% of the monthly receipts generated from each Private Label Web site, such payment to be made within 30 days following the end of the month for which receipts are being determined. Client shall be entitled to offer to its clients MDCM's Private Label Web Hosting services provided that the applicable agreement includes provisions substantially similar to those set forth in EXHIBIT A attached hereto, except that the limitation of liability set forth therein and established at $100,000 shall be modified as the parties mutually agree. Each such agreement shall identify MDCM as an intended third party beneficiary of such agreement and MDCM shall perform the hosting services therein. In the event of termination of such Web Hosting Services as permitted pursuant to the applicable agreement, if the third party client requests and Client agrees, MDCM shall transfer such site to Client or to such other location as Client shall direct, for Client to assume hosting obligations. Notwithstanding the foregoing, MDCM shall continue to provide and shall comply with all of its obligations under the Web site hosting agreements set forth on SCHEDULE 1(a)(viii) hereto (the "Existing Client Web Site Hosting Agreements") even if such agreements have been assigned to Client under the Contribution Agreement, unless Client directs otherwise. MDCM shall not terminate or modify such agreements without Client's prior written consent unless termination is permitted by the Existing Client Web Site Hosting Agreements. MDCM will use commercially reasonable efforts to notify Client of the reason(s) for such termination as soon as reasonably practicable after such termination.

                           Openclose shall require the operator of each Private Label Web site (other than existing operators of Private Label Web sites identified on SCHEDULE 1(a)(viii)) to execute a Web hosting agreement that includes provisions substantially similar to the Web Hosting Agreement attached as EXHIBIT A, except that the limitation of liability set forth therein and established at $100,000 shall be modified as the parties mutually agree. Each such agreement shall identify MDCM as an intended third party beneficiary. Except as described in Section 7, nothing herein shall prevent Client from offering additional Web hosting services through itself or third parties.

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                           (ix) COOPERATION IN TRANSFERRING WEB SITES. In the
                  event Client moves its Openclose Web Site or any of its Private Label Web sites to another host, MDCM shall reasonably cooperate in the transfer of the Web sites to the new host.

                           (x) FANNIE MAE CONTENT. Pursuant to the Amended and
                  Restated Desktop Underwriter Seller/Servicer Software License and Subscription Agreement between MDCM and Fannie Mae entered into October 1998 (the "Fannie Mae Agreement"), MDCM has access to certain technology made available by Fannie Mae (the "Fannie Mae Content"). As part of its obligations as co-owner of the Openclose Code, MDCM shall provide Client with access to the results generated by the Fannie Mae Content and shall assist Client in incorporating such results into the Openclose Web Site. Client understands and agrees that use of and access to the Fannie Mae Content under this Agreement is subject to the terms and conditions of the Fannie Mae Agreement and that such use and access shall terminate on the earlier of (i) expiration or termination of Fannie Mae Agreement, (ii) expiration or termination of this Agreement, or (iii) transfer of MDCM's interest in the Openclose Code to Client as set forth in Section 5.03 of the Contribution Agreement. MDCM hereby represents and warrants that the Fannie Mae Agreement is in full force and effect, that neither MDCM nor Fannie Mae are in breach thereof, that MDCM is entitled to provide the services and access hereunder provided to Client. MDCM hereby agrees to use its best efforts to maintain the Fannie Mae Agreement in full force and effect for the remaining term of the Fannie Mae Agreement and any renewal terms provided for therein and agrees to pursue on behalf of the Client any remedies for indemnification or otherwise on behalf of the Client.

                           (xi) DEVELOPMENT SUPPORT. MDCM shall perform such
                  specific consulting projects and research projects for source code development, from time to time, as shall be requested by the Client and upon such terms as may be agreed upon between the Client and MDCM; provided that the cost of these services to Client will equal MDCM's salary and benefits costs for the employee-developers and other direct costs and expenses, plus 10%. It is understood between the parties that to the extent that MDCM performs development services for the Client on or in connection with the Openclose Web Site or Openclose Code, Client shall own all rights in the results and proceeds of such services (other than pre-existing works or material licensed from third parties), unless the parties agree otherwise in writing. Nothing herein shall prevent the Client itself or through third parties from performing such development services from time to time.

                           (xii) OTHER SERVICES PROVIDED BY MDCM. MDCM shall
                  provide and perform such other services, as shall be requested by the Client and agreed upon between the Client and MDCM, from time to time, at such price and on such terms as agreed.

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                           (xiii) GHR CONTRACT. Pursuant to the Technology
                  Sharing and Marketing Agreement between MDCM and GHR Systems, Inc. dated August 31st, 1998, as amended ( the "GHR Contract"), MDCM and GHR share certain technology, revenue, business knowledge and marketing and sales capabilities, portions of which apply to the Client's Business, as hereinafter defined. To the extent that the obligations of GHR under the GHR Contract pertain to or are necessary for Client's Business, MDCM and Client agree to use their reasonable best efforts to cooperate with each other in order to ensure that MDCM and Client each receive the benefit of, and discharge the responsibilities of, the GHR Contract that pertain respectively to MDCM's Business and Client's Business, as their interests may appear. Without limiting the generality of the foregoing MDCM agrees upon receipt of notice from Client to register with GHR prospects of Client under section 3.d of Schedule A of the GHR Contract, to pay to Client all amounts received from GHR that pertain solely to marketing related to Client's Business. MDCM further agrees not to terminate the GHR Contract without Client's prior written consent, which shall not be unreasonably withheld. MDCM further agrees that in connection with a renegotiation or renewal of the GHR Contract, Client shall have the right to direct MDCM as to whether the renegotiated or renewed GHR Contract provides GHR with any marketing or other rights with respect to Openclose Code. Client agrees to reimburse MDCM for any amounts required to be paid by MDCM to GHR that pertain to Client's Business provided that to the extent it has a right to do so, MDCM shall not incur any expenses that relate to Client's Business without Client's prior written consent.

                           (xiv) DEXMA AGREEMENT, EXISTING WEB SITE HOSTING
                  AGREEMENTS AND LENDER/BROKER CONTRACTS. The parties acknowledge that the Dexma Agreement and the Existing Web Site Hosting Agreements entered into prior to the date hereof are necessary for the operation of the Openclose Business but are not being assigned contemporaneously herewith and that all or a portion of the lender and broker agreements may not be currently assigned. MDCM agrees to execute any necessary documents, instruments or agreements necessary to assign these agreements to Client upon Client's request and agrees that until the earlier of the expiration of the term of each such agreement (including any renewal periods contained therein) or any such assignment, MDCM shall use its best efforts to keep such agreements in full force and effect. MDCM further agrees that until the assignment of each of the aforementioned agreements, MDCM shall take all actions to enforce its rights under the agreements at the direction of Client and shall promptly remit to Client any proceeds, revenues or consideration received in connection with such agreements.

                  (b) COMPENSATION. For services described in subsections
         (a)(i), (a)(iii), (a)(iv), (a)(v) and (a)(vi) of this Section 1 (the "Administrative Services"), MDCM shall be compensated based on the following allocation of costs and expenses. Allocation of costs and expenses for Administrative Services shall be determined by headcount as follows: MDCM shall determine the ratio of MDCM employees working full-time on Administrative Services for Client to the number of MDCM full-time employees on its payroll. Such ratio shall be applied to MDCM's total salary, benefits costs and other direct costs and expenses for its employees to determine the pass-through cost to Client. For example, if 75 MDCM employees are working full-time on Administrative Services for Client and MDCM has 750 full-time employees on its

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         payroll, Such ratio shall be applied to MDCM's total salary, benefits costs and other direct costs and expenses for its employees to determine the pass-through cost to Client. For example, if 75 MDCM employees are working full-time on Administrative Services for CLient and MDCM has 750 full-time employees on its payroll, Client will be charged 10% of MDCM's total salary costs, employee benefits costs and other direct costs and expenses relating to MDCM financial, accounting, employee benefits, human resources, legal, facilities management and IT services. The same headcount ratio shall be applied to the cost of insurance provided under Section 1(a)(ii) to determine a pass-through cost to Client. Additional compensation is as otherwise described in the sections of this Agreement describing the services to be provided to Client.

                  MDCM has attached as Schedule 1(b) its budget and estimate of the costs anticipated to be incurred by Client in connection therewith for the calendar years 2000 and 2001. Within 30 days prior to the commencement of each calendar year of the term of this Agreement, MDCM shall provide to Client for Client's approval a similar budget, adjusted for the forthcoming year. MDCM shall not be entitled to incur any expense that is not set forth in such a budget without Client's consent, which shall not be unreasonably withheld. Nothing in the budget shall be construed to limit Client's ability to require MDCM to provide services under Section 1(a) or limit the compensation to which MDCM shall be entitled for services rendered to Client that are not described in the budget.

         2.       OWNERSHIP AND USE OF INTELLECTUAL PROPERTY.

                  (a) OPENCLOSE CODE. The term "Openclose Code" refers to the programming and other intellectual property identified in the Contribution Agreement among MDCM, Client and the other parties thereto, of even date herewith (the "Contribution Agreement"). Solely in order to provide the services described in Section 1(a)(xi), MDCM may retain a reasonable number of copies of the Openclose Code (in both object code and source code forms) and all associated documentation which MDCM shall treat as Confidential Information of Client in accordance with this Agreement, and, upon termination or expiration of this Agreement for any reason, MDCM shall deliver to Client any and all copies of such Openclose Code, and modifications and derivative works based thereon, in whatever form or medium. MDCM acknowledges and agrees that Client shall be considered a joint owner and co-inventor of all copyrights, trade secrets, inventions, proprietary rights and intellectual property contained in the Openclose Code. MDCM warrants that no other copies of the Openclose Code exist on the date hereof.

                  (b) DELIVERY OF MODIFICATIONS OF OPENCLOSE CODE. In the event that MDCM at Client's request carries out any modifications of or preparation of any derivative works based on the Openclose Code, MDCM shall within ten (10) days of such services deliver to Client updated source and object code, all copies and documentation in connection therewith.

                  (c) DERIVATIVE WORKS OF OPENCLOSE CODE. All derivative works based on the Openclose Code developed by MDCM pursuant to Section 1(a)(xi) of this Agreement

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         ("Derivative Openclose Code") shall be owned by Client. Such ownership rights shall be confirmed in the written terms agreed upon by the parties for such development or in any other agreement or document the Client reasonably requests MDCM to execute. Nothing herein shall entitle MDCM to create any such derivative works except pursuant to the provisions of a separate written agreement between the parties pursuant to Section 1(a)(xi) or otherwise.

                  (d) LICENSE TO MDCM CODE. MDCM shall grant Client a perpetual, world-wide, irrevocable non-exclusive license to the object code and source code versions of certain software, technology and other rights ("MDCM Code"), pursuant to the License Agreement attached hereto as Exhibit B (the "License Agreement"). As provided in the License Agreement, Client shall also be entitled to receive copies of the object code and source code versions of future MDCM Code developed by MDCM. MDCM shall be the exclusive owner of the MDCM Code.

                  (e) RESIDUAL KNOWLEDGE. The parties mutually acknowledge that during development of the Openclose Code and the performance of services as provided in Section 1(a)(xi), MDCM and its personnel and agents have and may become acquainted with certain general ideas, concepts, know-how, methods, techniques, processes, and skills pertaining to the Openclose Code (the "Residual Knowledge"). Notwithstanding anything in this Agreement to the contrary, and regardless of expiration or termination of this Agreement, Client hereby grants MDCM a perpetual, worldwide, noncancelable, irrevocable, royalty free license to use the Residual Knowledge in conducting its business, other than the Openclose Code or Client's Proprietary and Confidential Information. Such license includes the right for MDCM to use the Residual Knowledge in providing services and/or creating and licensing programming, technologies, and other materials for MDCM's other clients and for MDCM itself and its subsidiaries and affiliates, and Client acknowledges and agrees that it shall not assert against MDCM, its personnel, or MDCM's other clients any claim, prohibition, or restraint from using such Residual Knowledge. ANY SUCH LICENSE IS GRANTED "AS IS" AND "WITH ALL FAULTS." CLIENT HEREBY DISCLAIMS ANY AND ALL WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OF TITLE. CLIENT SHALL HAVE NO LIABILITY WHATSOEVER IN CONNECTION WITH THE USE BY MDCM OF SUCH RESIDUAL KNOWLEDGE AND MDCM SHALL FOREVER DEFEND, INDEMNIFY AND HOLD HARMLESS CLIENT IN THE EVENT OF ANY CLAIM OR LOSS INCURRED BY CLIENT ARISING OUT OF USE BY MDCM OR ITS AFFILIATES, SUBSIDIARIES, LICENSEES OR ASSIGNEES OF SUCH RESIDUAL KNOWLEDGE.

         3. TERM. The term of this Agreement shall be twenty-five (25) years from the date hereof, provided that the term shall thereafter automatically renew from time to time for successive, additional one-year terms unless either party shall provide the other party with a written notice of termination at least six (6) months prior to the termination date (including any termination date as a result of any renewal period).

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         4. BILLING. MDCM shall bill the Client, on a monthly basis, a fee reflecting compensation due for services rendered in the preceding month calculated as provided for in this Agreement. The bill shall be due and payable within thirty days of receipt. The Client shall have full access to MDCM's records to the extent necessary to verify and audit MDCM's billing procedures, provided that the Client agrees to keep all such information confidential. The Client shall have the right, at any time, to review and audit the bills, and in the event that the Client believes the bills are not prepared by MDCM in a reasonable and good faith manner, the Client may request that the bill be independently reviewed and adjusted by an independent certified public accountant reasonably acceptable to the Client and MDCM. To the extent that any investigation or audit reveals a discrepancy in MDCM's favor in the amount of 5% or more of amounts paid for the preceding month, MDCM shall bear the cost of such audit or investigation.

         5. LEASE OF OFFICE SPACE TO THE CLIENT. MDCM recognizes that Client would receive certain benefits from having a portion of its operations located at or near MDCM's offices. Therefore, MDCM will provide certain available office space and office support services to the Client pursuant to the Sublease Agreement in the form attached as Exhibit C, with such changes as may be required by the landlord. Until such time as the Sublease Agreement has been executed and consent of the landlord obtained, the Client will reimburse MDCM for MDCM's occupancy expense under its prime lease from landlord occupied by MDCM personnel involved in the provision of services to the Client pursuant to this Agreement.

         6. SEPARATE IDENTITY OF CLIENT. The Client desires to remain at all times a separate company. Toward that end, all business records, reports and files prepared or maintained by MDCM for the Client shall remain the sole and exclusive property and records of the Client and the Client shall be entitled to their return at any time upon request. Moreover, all of the Client's funds, accounts receivable or other property shall at all times be clearly and distinctly maintained as the Client's separate and distinct property and shall not be combined or commingled with the property of MDCM. Moreover, MDCM shall have no authority hereunder to enter into contracts on behalf of, or otherwise legally bind, the Client. Although MDCM shall make recommendations to the Client hereunder, all decisions whether to accept or reject the advice of MDCM are up to the Client's total discretion.

         7. Non-Competition.

                  (a) BY CLIENT. The Client covenants and agrees that it will not directly or indirectly for the term of this Agreement and for a period of two years following the termination of this Agreement:

                           (i) engage in, continue in or carry on any business
                  which competes with MDCM in MDCM's Business (as hereinafter defined) or which is substantially similar thereto (except that Client may engage in mortgage banking to develop and maintain mortgage banking capability for the purpose of obtaining and maintaining approval of and a seller/servicer license with, Fannie Mae, Freddie Mac, Ginnie Mae and similar institutions to the extent required to permit Client to obtain and maintain a license to utilize any such institution's automated underwriting software);

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                           (ii) offer employment to a person who is or was
                  employed by MDCM during the then immediately preceding twelve
                  (12) months, or assist any other person or entity in offering employment to a person who is or was employed by MDCM, during the then immediately preceding twelve (12) months, without the prior written consent of MDCM;

                           (iii) undertake any business with or solicit the
                  business of any person, firm or company who shall have been a customer of MDCM and with whom any executive of MDCM or their subordinates has dealt with during the then immediately preceding twelve (12) months which might adversely affect MDCM's business relationship with such customer, but only if such solicited business relates to MDCM's Business;

                           (iv) engage in any practice the purpose of which is
                  to evade the provisions of this covenant not to compete.

                  (b) BY MDCM. MDCM covenants and agrees that it will not directly or indirectly for the term of this agreement and for a period of two years following the termination of this Agreement:

                           (i) engage in, continue in or carry on any business
                  which competes with the Client in the Client's Business (as hereinafter defined) or which is substantially similar thereto, except that MDCM may provide Web site development, marketing, hosting and operation services to those Mortgage Brokers (as defined in the agreement between MDCM and Countrywide Home Loans, Inc. (the "Countrywide Agreement")) that:

                                    (a) as of December 22, 1999 have entered
                           into a written agreement with MDCM whereby MDCM provides to such Mortgage Broker services and/or products other than or in addition to Web site development or hosting services (and only so long as that written agreement remains in effect); or

                                    (b) are net branches or are affiliated with
                           a real estate broker or agent, builder or financial planner, insurance agent or other financial advisor that is not principally a mortgage broker and have entered into or shall hereafter enter into a written agreement with MDCM whereby MDCM provides to such Mortgage Brokers mortgage banking services and/or products other than or in addition to Web site development or hosting services (and only for so long as such affiliation and written agreement remains in effect). For purposes of this subparagraph (b), "net branches" shall mean written contractual relationships by which MDCM hires a person or entity to manage a loan origination office under a name other than "mortgage.com", the principal purpose of which is to originate mortgage loans and sell them to MDCM.

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                           (ii) consult with, advise or assist in any way,
                  whether or not for consideration, any corporation, partnership, firm or other business organization which is now or becomes a Competitor of the Client if the principal purpose of such consultation, advice or assistance is to permit such corporation, partnership, firm or business organization to compete with Client in the Client's Business, including, but not limited to, advertising or otherwise endorsing the products of any Competitor of the Client for such purpose; soliciting customers or otherwise serving as an intermediary for any such Competitor of the Client for such purpose; loaning money or rendering any other form of financial assistance to or engaging in any form of business transaction with any Competitor of the Client for such purpose;

                           (iii) offer employment to a person who is or was
                  employed by the Client during the then immediately preceding twelve (12) months, or assist any other person or entity in offering employment to a person who is or was employed by the Client, during the then immediately preceding twelve (12) months, without the prior written consent of the Client;

                           (iv) undertake any business with or solicit the
                  business of any person, firm or company who shall have been a customer of the Client and with whom any executive of the Client or their subordinates has dealt with during the then immediately preceding twelve (12) months which might adversely affect the Client's business relationship with such customer, but only if such solicited business relates to the Client's Business; or

                           (v) engage in any practice the purpose of which is to
                  evade the provisions of this covenant not to compete.

                  (c) MDCM'S BUSINESS. "MDCM's Business" shall mean (i) the conduct of mortgage banking services consisting of one or more of the following: originating, processing, underwriting, closing, funding and selling loans on its own behalf or on behalf of its lender clientele and Mortgage Brokers identified in Section 7(b)(i); (ii) the development, marketing, sale and operation of Web sites, the principal purpose of which is for consumers to obtain from lenders (without participation of brokers, other than Mortgage Brokers identified in
         Section 7(b)(i)) the origination, refinancing, processing, underwriting, funding and closing of residential and commercial mortgages; and (iii) the development, marketing, sale and operation of private label Web sites described in (ii) above for lenders to which consumers but not brokers (other than Mortgage Brokers identified in Section 7(b)(i)) would have access.

                  (d) "CLIENT'S BUSINESS". "Client's Business" shall mean (i) the provision (including, but not limited to, development, licensing and hosting) of business-to-business web site portals, or private label versions thereof, to mortgage brokers, lenders, mortgage insurance companies and similar vendors pursuant to which such participants exchange through such portals information, including but not limited to, lender product and pricing information, automated underwriting data, mortgage insurance certificates

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         and borrower application information, using results obtained from
         Fannie Mae's Desktop Underwriter software, Freddie Mac's Loan Prospector Software, or functionally equivalent software (collectively, "Information"), except that "Client's Business" shall not restrict MDCM from providing Information in connection with providing the services described in the definition of "MDCM's Business"; (ii) providing "Web Site Services" to "Countrywide Customers" as such terms are described in the Countrywide Agreement; and (iii) providing Web site services to mortgage brokers, including without limitation, development, marketing, testing, sale, hosting and operation of Web sites for one particular broker or many brokers.

                  (e) COMPETITOR. The term "Competitor" means any person, entity, corporation, partnership, association, joint venture or other organization that engages in or attempts to engage in the MDCM Business or Client Business, respectively.

                  (f) SCOPE. The geographic scope of the covenant not to compete shall extend world-wide. The Client and MDCM each hereby acknowledges that the duration and scope of the covenants not to compete contained in this section are reasonable.

                  (g) SURVIVAL. The provisions of this Section 7 shall survive termination or expiration of this Agreement for any reason.

         8. CONFIDENTIALITY. Subject to the License Agreement, the parties agree, both during the Term of this Agreement and for a period of two years after termination of this Agreement, but in no event less than ten (10) years from the Effective Date, to hold each other's Proprietary or Confidential Information in strict confidence. The parties agree not to make each other's Proprietary or Confidential Information available in any form to any third party or to use each other's Proprietary or Confidential Information for any purpose, other than the implementation of and as specified in this Agreement and other than use by Client in the Openclose Business. Each party agrees to take all reasonable steps to ensure that Proprietary or Confidential Information of either party is not disclosed or distributed by its employees, agents or consultants in violation of the provisions of this Agreement. Each party's Proprietary or Confidential Information shall remain the sole and exclusive property of that party. Each party expressly agrees to include, maintain, reproduce and perpetuate all notices or markings on all copies of all tangible media comprising each party's Proprietary or Confidential Information in the manner in which such notices or markings appear on such tangible media or in the manner in which either party may reasonably request. The provisions of this
Section 8 shall survive termination or expiration of this Agreement for any reason. For the purposes of this section, "Proprietary or Confidential Information" shall mean knowledge and information not generally known in the industry which provides a competitive advantage, including, without limitation, technology, computer programs, research and development programs, formulas, know-how, forecasts, sales and marketing methods, financing sources, customer and mailing lists, customer usages and requirements, financial information and all other confidential information, trade secrets and data. Proprietary or Confidential Information includes, but is not limited to, the Openclose Code and the MDCM Code and all derivative works based thereon and all trade secrets related thereto. Openclose Code and MDCM Code derivative works shall be the Proprietary and Confidential Information of its owner. Neither party shall have any obligation with respect to Proprietary or Confidential

Information which: (i) is or becomes generally known to the public by any means other than a breach of the obligations of a receiving party; (ii) with respect to Client, is Openclose Code and all derivative works based thereon and all trade secrets related thereto, (iii) rightly received by the receiving party from a third party after the date hereof, (iv) is independently developed by the receiving party without reference to information derived from the other party; and (v) subject to disclosure under court order or other lawful process.

         9. EQUITABLE RELIEF. Each party acknowledges that the provisions and restrictions contained in Section 7 and 8 of this Agreement are necessary to protect the legitimate continuing interests of Client and MDCM and that any breach or violation thereof may result in irreparable injury and damage to the other party. Accordingly, each party hereby agrees that, in the event of such breach, the other party may be entitled to seek equitable relief as granted by any appropriate judicial body.

         10. TERMINATION.

                  (a) BY CLIENT. The Client may terminate this Agreement immediately upon delivery of written notice to MDCM. In addition, the Client, from time to time, may expand or reduce the scope of services provided by MDCM. For example, as illustration, Client may determine that the number of employees at Client has increased to the level where human resource management should now be handled "in-house" rather than by MDCM. The parties recognize that this will be a flexible and evolving relationship. If MDCM shall incur any expenses in connection with and resulting from the Client's expansion, reduction, or termination of any specific services or provision of technology hereunder, Client shall reimburse MDCM for such costs or expenses promptly upon receipt of an itemized account thereof.

                  (b) BY MDCM. MDCM may terminate the agreement upon not less than 90 days written notice in the event that the Client has failed to pay any outstanding invoice on the date due or within 30 days thereafter.

                  (c) TERMINATION OF LEGAL SERVICES. Notwithstanding anything herein to the contrary, MDCM's obligations hereunder to provide legal services to Client as described in Section 1(a)(iv) hereof shall automatically terminate as of the date MDCM ceases to hold, directly or indirectly, a majority of the voting power of all classes of outstanding voting stock of Client.

         11. CHANGE OF CONTROL. The parties recognize that MDCM currently owns more than a majority of the outstanding common stock of the Client. It is the intention of the parties, and the parties hereto acknowledge and agree, that any increase or decrease in MDCM's ownership of the Client's common stock shall have no effect on MDCM's obligations hereunder, except as otherwise expressly provided herein.

         12. INDEPENDENT CONTRACTOR RELATIONSHIP. It is acknowledged and agreed that MDCM's relationship with the Client is at all times hereunder an independent contractor. The Client shall have no authority over MDCM's internal business affairs and decisions. MDCM shall have no authority to act on behalf of, or legally bind the Client, and MDCM shall not hold itself out as having any such authority. This Agreement shall not be construed as creating a partnership or joint venture.

         13. LIMITATION OF LIABILITY AND DISCLAIMER OF WARRANTIES.

                  (a) MDCM hereby warrants and represents that: MDCM will provide the services requested pursuant to this Agreement in a workmanlike and professional manner; MDCM shall comply with all of its obligations under the Web Site Hosting Agreements referred to under Sections 1(a)(vii) and 1(a)(viii) hereunder and the License Agreement; the results and proceeds of MDCM's services provided hereunder do not and will not infringe upon the copyright, trademark or service mark rights of third parties; to the best of MDCM's knowledge, the results and proceeds of MDCM's services provided hereunder do not and will not infringe upon the patent rights of third parties. MDCM shall use reasonable efforts to provide the services and technology described herein with substantially the same degree of care as it employs in making the same services and technology available for its own operations; provided however that MDCM shall not be liable to Client or any other person for any loss, damage, or expense which may result therefrom or from any change in the manner in which MDCM renders such services, so long as MDCM deems such change necessary or desirable in the conduct of its own operations.

                  (b) EXCEPT AS PROVIDED IN SECTION 13(a), THE OPENCLOSE CODE, MDCM CODE, AND ALL OTHER PROGRAMMING AND SOFTWARE (COLLECTIVELY "SOFTWARE") BUT NOT THE SERVICES TO BE PROVIDED OR PERFORMED HEREUNDER, ARE PROVIDED "AS IS," WITH ALL FAULTS, AND WITHOUT WARRANTY OF ANY KIND. EXCEPT AS PROVIDED IN SECTION 13(a), MDCM DISCLAIMS ALL WARRANTIES, EXPRESS AND IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY, AND FITNESS FOR A PARTICULAR PURPOSE. CLIENT EXPRESSLY AGREES AND ACKNOWLEDGES THAT USE OF THE SOFTWARE HEREUNDER IS AT CLIENT'S SOLE RISK. MDCM DOES NOT WARRANT THAT THE SOFTWARE AND ALL SERVICES TO BE PROVIDED OR PERFORMED HEREUNDER WILL MEET CLIENT'S REQUIREMENTS, OR THAT THE OPERATION OF THE SOFTWARE OR USE OF THE SERVICES WILL BE UNINTERRUPTED OR ERROR-FREE, OR THAT DEFECTS IN THE SOFTWARE OR SERVICES WILL BE CORRECTED.

                  (c) IN NO EVENT SHALL MDCM OR ANY OF ITS OFFICERS, DIRECTORS, OR AGENTS BE LIABLE TO CLIENT OR ANY THIRD PARTY FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, INDIRECT, SPECIAL, PUNITIVE, OR EXEMPLARY DAMAGES FOR LOSS OF BUSINESS, LOSS OF PROFITS, BUSINESS INTERRUPTION, LOSS OF DATA, OR LOSS OF BUSINESS INFORMATION) ARISING OUT OF OR CONNECTED IN ANY WAY WITH THE SOFTWARE, SERVICES, OR MDCM'S PERFORMANCE UNDER THIS AGREEMENT, OR USE OF OR INABILITY TO

         USE THE SOFTWARE OR SERVICES, OR FOR ANY CLAIM BY ANY OTHER PARTY, EVEN IF MDCM HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

         14. CLIENT INDEMNITY.

         Client shall indemnify and hold MDCM harmless against any and all liabilities, losses, damages, judgments, claims, causes of action, and costs (including attorneys fees and disbursements) which MDCM may hereafter incur, suffer, or be required to pay, defend, settle, or satisfy as a result of third party claims against MDCM based on or arising out of: (i) representations or warranties made by Client to its Private Label customers that are not substantially similar to those in EXHIBIT A or have not been approved in writing by MDCM; or (ii) Client's failure to comply with its obligations under Section 1(a)(viii).

         15. MISCELLANEOUS.

                  (a) FORCE MAJEURE. Neither party shall be in default of this Agreement or liable to the other party for any delay or default in performance where occasioned by any cause of any kind or extent beyond its control, including but not limited to, armed conflict or economic dislocation resulting therefrom; embargoes; shortages or labor, raw materials, production facilities or transportation; labor difficulties; civil disorders of any kind; action of any civil or military authorities (including priorities and allocations); fires; floods; telecommunications failures; Internet slow-downs; and accidents. The dates on which the obligations of a party are to be fulfilled shall be extended for a period equal to the time lost by reason of any delay arising directly or indirectly from:

                           (i) Any of the foregoing causes; or

                           (ii) Inability of that party, as a result of causes
                  beyond its reasonable control, to obtain instruction or information from the other party in time to perform its obligations by such dates.

                  (b) SEVERABILITY. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision hereof is held by a court of competent jurisdiction to be prohibited or invalid, such prohibition or invalidity shall not affect the remaining provisions of this Agreement. In the event a court of competent jurisdiction shall determine and hold that the covenants contained herein are invalid or unenforceable for any reason, the parties hereby request that such court reform the provisions hereof in a manner to cause the covenants contained herein to be enforceable as closely as possible to the way in which originally written.

                  (c) COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original, and all of which shall together constitute but a single instrument.

                  (d) FURTHER ASSURANCES. The parties hereby agree to execute such other documents and perform such other acts as may be reasonably necessary or desirable to carry out the purposes of this Agreement.

                  (e) NOTICES. Any and all notices provided for herein shall be in writing and shall be considered as properly given if delivered to the party or sent by registered or certified mail, postage prepaid, to the parties hereto at the addresses set out below opposite their names or such other address or to the attention of such other person as the party shall have specified by prior written notice. Any notice under this Agreement shall be deemed to have been given (a) if delivered in person, when so delivered or refused; (b) if sent by facsimile or overnight courier, one (1) business day following transmission or delivery to courier (as the case may be; or (c) if by registered or certified mail, three (3) days following deposit in the U. S. Mail.

If to the Client:                         Openclose.com, Inc.
                                          1643 North Harrison Parkway
                                          Sunrise, FL 33323
                                          Attn: Chief Operating Officer

If to MDCM:                               Mortgage.com, Inc.
                                          1643 North Harrison Parkway
                                          Sunrise, FL 33323
                                          Attn: General Counsel

Copies of all Notices to:                 Foley & Lardner
                                          200 Laura Street
                                          P.O. Box 240
                                          Jacksonville, FL  32201-0240
                                          Attention: Luther F. Sadler, Jr., Esq.

                  (f) BINDING EFFECT. This Agreement shall bind and inure to the benefit of the parties, and their respective successors, heirs and assigns.

                  (g) GOVERNING LAW. This Agreement and the obligations of the parties hereunder shall be interpreted, construed and enforced in accordance with the laws of the State of Florida.

                  (h) ATTORNEYS' FEES AND COSTS. If either party brings suit or arbitration against the other to enforce the terms of this Agreement, the prevailing party shall be entitled to recover all reasonable costs, including attorneys' fees, from the other party as part of any judgment or award.

                  (i) ASSIGNMENT. This Agreement shall not be assignable in whole or in part by MDCM or Client without the other party's prior written consent, and any attempted assignment without such consent shall be void, provided that Client may assign this Agreement to any person acquiring all or substantially all of its assets without obtaining such consent.

                  (j) SURVIVAL. The provisions of this Agreement which by their terms survive the termination of this Agreement, including Sections 7 and 8, or expressly require action subsequent to termination of this Agreement shall survive the termination of this Agreement to the extent set forth in such provisions.

         IN WITNESS WHEREOF, the undersigned parties hereto have duly executed this Agreement on the date first above written.

                              OPENCLOSE.COM, INC.

                              By:  _____________________________________________
                                   David Larson, President and Chief Operating
                                     Officer

                              MORTGAGE.COM, INC.

                              By:  _____________________________________________
                                   Seth S. Werner, President and Chief Executive
                                     Officer